Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl, President and CEO
Jeffrey A. Whitnell, CFO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports Record Third Quarter 2008 Revenues of $31.9 million;
Earnings per Share of $0.03
Lake Forest, IL, November 3, 2008 — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the third quarter ended September 30, 2008.
Total revenue for the third quarter 2008 was $31.9 million, versus $15.8 million in the third quarter 2007, and represents an increase of approximately 102%. Sequentially, third quarter 2008 revenues increased by $10.6 million or 50% versus the second quarter 2008. Ophthalmic business segment revenues totaled $5.1 million, an increase of 2% versus the prior year period. Hospital Drugs and Injectables business segment revenues (excluding DTPA) totaled $6.2 million, an increase of 50% versus the prior year period. Large year-over-year revenue increases were realized in analgesic and antidote/poison control product sales. Vaccine business segment revenues totaled $17.9 million, an increase of 278% versus the prior year period, when the Company initially launched its vaccine business segment. Current quarter vaccine revenues include approximately $12.8 million for Tetanus Diphtheria and $5.1 million for Flu vaccine sales. Contract Pharmaceutical Manufacturing business segment revenues totaled $2.6 million, an increase of 78% versus the prior year period, and reflect revenue from three new contract pharmaceutical manufacturing customers.
Gross profit for the third quarter 2008 was $9.9 million as compared to $3.0 million in the third quarter 2007, an increase of 234%. Sequentially, third quarter 2008 gross profit increased by $5.1 million or 105% versus the second quarter 2008. The increase in third quarter 2008 gross profit is due to growth in all business segment revenues, with vaccines contributing approximately $5.3 million of third quarter 2008 gross profit. Gross margin for the third quarter 2008 was 31.1% versus 18.8% in the third quarter 2007.
Arthur S. Przybyl, President and Chief Executive Officer stated, “We are pleased with our third quarter results and expect additional near-term catalysts to continue this momentum. Recently, in the Ophthalmics business segment, we received an NDA approval for and launched our topical anesthetic, Akten™. We expect Akten™ to become a significant revenue contributor to the Ophthalmics business segment as we pursue our objective to establish Akten™ as the standard of care whenever a topical anesthetic is required during an ophthalmic surgical procedure. In our Hospital Drugs and Injectables business segment, we continue to expect near term product approvals and continue to pursue a forward deployment order for DTPA. We believe these events will generate significant revenues for this business segment.
The results of our third quarter demonstrate the importance of vaccines to our business strategy. The incremental revenues and gross profit from vaccines are the current catalysts for generating net income and positive cash flow for us. As our vaccine business model continues to mature, we expect to generate continued market share gains for both our Td and Flu vaccine products. Our recently announced agreements in our Contract Pharmaceutical Manufacturing business segment will serve to further increase revenues. Of the six new agreements announced in 2008, we have launched two and expect to launch the other four over the next twelve months. Finally, our Akorn-Strides Joint Venture launched its first product this quarter and contributed to our profitability. We have several near term product launches for the JV and look forward to its continued success.”
Total operating expenses were $7.7 million for the third quarter 2008 versus $7.8 million in the third quarter 2007. Selling, general and administrative expenses totaled $6.2 million in the third quarter 2008, an increase of $0.9 million over the third quarter 2007. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives, which was completed in the first quarter 2008. Research and development expenses were $1.1 million in the third quarter 2008 versus $2.1 million in the comparative prior year period, reflecting lower spending for new product development milestone fees.
Interest and other income and expense for the third quarter 2008 resulted in a charge of $271K versus interest income of $140K in the third quarter 2007, and reflect higher borrowing costs and increased debt, which were partially offset by a $25K gain on the sale of fixed assets.
Joint venture income of $447K was recognized in the third quarter 2008, and represents the Company’s equity earnings from its 50% position in the Akorn-Strides, LLC joint venture. The joint venture also contributed a marketing fee of approximately $81K in the third quarter 2008, which the Company recognized as contract pharmaceutical manufacturing business segment revenue.
The Company’s net income was approximately $2.4 million in the third quarter 2008, or $0.03 per fully diluted share as compared to a net loss of approximately $4.7 million in the third quarter 2007, or $0.05 per fully diluted share. This improvement reflects incremental gross profit primarily from vaccine sales and all other business segments, including the minority interest in the Akorn-Strides, LLC joint venture.

Company Highlights:
•	Ophthalmics Business Segment:
•	September 8, 2008: Akorn announced FDA approval of IC-Green™ for Injection, USP, the first lyophilized product approval at our Decatur, IL facility.

•	October 8, 2008: Akorn announced FDA approval of Akten™ Ophthalmic Gel 3.5%.

•	October 15, 2008: Akorn announced the launch of Akten™ Ophthalmic Gel 3.5%.
•	Hospital Drugs and Injectables Business Segment:
•	July 11, 2008: Akorn announced the first commercial product launch for the Akorn-Strides, LLC Joint Venture, Rifampin for Injection USP, 600 mg/vial.

•	September 2, 2008: Akorn announced FDA approvals for Dexamethasone Sodium Phosphate Injection USP, 4 mg (base)/mL and Dexamethasone Sodium Phosphate Injection USP, 10 mg (base)/mL.
•	Biologics and Vaccines Business Segment:
•	July 1, 2008: The effective date of a contract award from the Centers for Disease Control and Prevention (CDC) for Tetanus Diphtheria Vaccines.

•	August 19, 2008: Akorn launches Afluria® Flu Vaccine.

•	Contract Pharmaceutical Manufacturing Business Segment:
•	July 3, 2008: Akorn announced the signing of a five-year commercial manufacturing and supply agreement at our Decatur, IL facility with Bioniche Pharma for two injectable drug products. Both products have been launched.

•	July 9, 2008: Akorn announced the signing of a ten-year exclusive manufacturing and supply agreement at our Decatur, IL facility for the contract manufacture of several injectable drug products.

•	September 11, 2008: Akorn announced the signing of a ten-year exclusive manufacturing and supply agreement at our Decatur, IL facility for the contract manufacture of two new ophthalmic drug products. The anticipated launch for both products is mid-2009.

•	October 13, 2008: Akorn announced the signing of a five-year commercial manufacturing and supply agreement at our Decatur, IL facility for one ophthalmic drug product. Revenues from this Agreement are expected to begin in early 2009.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	SEPTEMBER 30,	DECEMBER 31,
	2008	2007
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90	$7,948
Restricted Cash for revolving credit agreement	3,300	1,250
Trade accounts receivable (less allowance for doubtful accounts of $13 and $5, respectively)	15,732	4,112
Inventories	28,433	31,095
Prepaid expenses and other current assets	1,027	1,317

TOTAL CURRENT ASSETS	48,582	45,722
PROPERTY, PLANT AND EQUIPMENT, NET	34,476	32,262
OTHER LONG-TERM ASSETS
Intangibles, net	6,355	7,721
Other	850	1,261

TOTAL OTHER LONG-TERM ASSETS	7,205	8,982

TOTAL ASSETS	$90,263	$86,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving line of credit	$10,248	$4,521
Mortgage payable	—	208
Short term subordinated debt	5,135	—
Trade accounts payable	7,419	14,070
Accrued compensation	1,275	895
Accrued expenses and other liabilities	2,137	1,306

TOTAL CURRENT LIABILITIES	26,214	21,000
LONG-TERM LIABILITIES
Lease incentive obligation	1,597	—
Product warranty liability	1,299	1,308

TOTAL LONG-TERM LIABILITIES	2,896	1,308

TOTAL LIABILITIES	29,110	22,308

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 89,264,506 and 88,900,588 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	168,350	165,829
Warrants to acquire common stock	2,731	2,795
Accumulated deficit	(109,928)	(103,966)

TOTAL SHAREHOLDERS’ EQUITY	61,153	64,658

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,263	$86,966

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007
Revenues	$31,874	$15,814	$67,562	$39,187
Cost of sales	21,968	12,846	49,082	30,844

GROSS PROFIT	9,906	2,968	18,480	8,343
Selling, general and administrative expenses	6,199	5,362	18,370	15,793
Amortization of intangibles	339	338	1,016	1,015
Research and development expenses	1,143	2,135	4,744	6,307

TOTAL OPERATING EXPENSES	7,681	7,835	24,130	23,115

OPERATING INCOME (LOSS)	2,225	(4,867)	(5,650)	(14,772)
Interest (expense)/income — net	(295)	140	(579)	568
Equity in earnings of unconsolidated joint venture	447	—	447	—
Other income/(expense)	24	—	(177)	1

INCOME (LOSS) BEFORE INCOME TAXES	2,401	(4,727)	(5,959)	(14,203)
Income tax provision	—	—	3	1

NET INCOME (LOSS)	$2,401	$(4,727)	$(5,962)	$(14,204)

NET INCOME (LOSS) PER SHARE:
BASIC	$0.03	$(0.05)	$(0.07)	$(0.16)

DILUTED	$0.03	$(0.05)	$(0.07)	$(0.16)

SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE:
BASIC	89,250	87,651	89,169	86,971

DILUTED	90,065	87,651	89,169	86,971

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2008	2007
OPERATING ACTIVITIES
Net loss	$(5,962)	$(14,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,348	3,273
Non-cash stock compensation expense	1,821	2,484
Gain on disposal of assets	(25)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(11,620)	(864)
Inventories	2,662	(8,015)
Prepaid expenses and other current assets	(195)	(275)
Other long-term assets	1,246	—
Trade accounts payable	(6,651)	7,319
Accrued expenses and other liabilities	1,081	(2,599)

NET CASH USED IN OPERATING ACTIVITIES	(14,295)	(12,881)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,742)	(1,420)
Purchase of intangible assets	—	(50)
Proceeds from sale of fixed assets	74	—

NET CASH USED IN INVESTING ACTIVITIES	(2,668)	(1,470)
FINANCING ACTIVITIES
Repayment of long-term debt	(208)	(293)
Restricted cash for revolving credit agreement	(2,050)	—
Proceeds from line of credit	5,727	—
Proceeds from warrants exercised	37	2,507
Proceeds from subordinated note	5,000	—
Proceeds under stock option and stock purchase plans	599	579

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,105	2,793
DECREASE IN CASH AND CASH EQUIVALENTS	(7,858)	(11,558)
Cash and cash equivalents at beginning of period	7,948	21,818

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$90	$10,260

SUPPLEMENTAL DISCLOSURES
Leasehold improvements funded by lessor	$1,768	$—
Assets acquired through capital lease	$85	$—
Amount paid for interest	$534	$43
Amount paid for income taxes	$3	$3

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.